Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the First Fiscal Quarter 2011

MIAMI--(BUSINESS WIRE)--August 2, 2010--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales and comparable restaurant sales for the sixteen-week first fiscal quarter ended July 18, 2010.

Total restaurant sales increased 5.0% to $100.2 million in the first fiscal quarter 2011 from $95.5 million in the first fiscal quarter 2010. For the first fiscal quarter 2011, Company-wide comparable restaurant sales improved by 2.4%, including 3.3% at Benihana teppanyaki and 2.4% at Haru. Comparable restaurant sales at RA Sushi were essentially flat.

During the quarter, Benihana teppanyaki represented approximately 65% of consolidated restaurant sales, while RA Sushi and Haru accounted for 25% and 10% of consolidated restaurant sales, respectively. There were a total of 1,552 store-operating weeks in the first fiscal quarter 2011 compared to 1,531 store-operating weeks in the first fiscal quarter 2010.

Richard C. Stockinger, Chief Executive Officer and President, said, “Our improved sales performance is primarily related to our renewal program, which focuses on improving the guest experience at our flagship teppanyaki brand. This has resulted in a 3.4% increase in guest count, with a slight decline in the average guest check. We were also pleased with sales trends at our RA Sushi and Haru concepts in what continues to be a difficult economic environment.”

Stockinger concluded, “Additionally, we continued making progress in reducing borrowings under our line of credit. We paid down $4.7 million of our outstanding balance during the quarter, after depositing $3.8 million related to the Haru litigation into an escrow account. At the end of the quarter, our line of credit had an outstanding balance of $17.7 million compared to an outstanding balance of $22.4 million as of March 28, 2010 and $26.3 million as of January 3, 2010. Currently, our available borrowing capacity is $18.3 million.”

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 97 restaurants nationwide, including 63 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and 25 RA Sushi Bar restaurants. Under development at present is one Benihana teppanyaki restaurant. In addition, 22 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/about/video

CONTACT:
ICR
Raphael Gross, 203-682-8253